EXHIBIT 10 (aa)

Wednesday, March 24, 1999

Farmstead Telephone Group, Inc.
ATTN:  Mr. Robert LaVigne
22 Prestige Park Circle
East Hartford, CT 06108

Re:   Increase to Line of Credit with
      FINOVA Capital Corporation

Dear Mr. LaVigne,

FINOVA Capital Corporation ("FINOVA") is pleased to advise you of our commitment to offer Farmstead Telephone Group, Inc. (the "Borrower") a $2,000,000.00 increase in your line of credit from $2,000.000.00 to $4,000.000.00 (the "Line of Credit") for the period through April 30, 2000.

FINOVA maintains a common due date whereas all payments are due in our office on the 8th, 15th, 23rd, & 30th of each month. The terms under which such financing will be provided to you are 3pay90 from invoice date, with interest to accrue per annum ADB at 2.50% above Prime for those programs not fully rate supported for 90 days by the vendor. Of course the option is always available to avoid those interest charges by accepting shorter terms actually sponsored by the vendor. The default (maturity) rate commences on the day following the due date of each unpaid invoice. Offsets to payments to your account are not to be made unless previously authorized in writing by FINOVA. Unauthorized deductions shall be charged the default rate until the offset has been satisfied. From time to time, FINOVA may offer different terms to you after notice.

This commitment is made subject to the following terms and conditions:

A.    Amount of Line of Credit
      ------------------------

      The Line of Credit shall be in a maximum amount of $4,000,000.00 (as described above). FINOVA may from time to time finance sums above the committed line at its sole discretion. Further, any such additional advances are not intended to be and should not be construed as a permanent commitment above the approved line and are subject to immediate repayment, at our sole option, upon notice by FINOVA. There shall be no minimum extension of credit required of FINOVA under this commitment. All extensions of credit shall be made in the sole and complete discretion of FINOVA. The outstanding balance under the Line of Credit shall be computed by adding the principal outstanding amount and the amount of unpurchased approvals.

B.    Line of Credit Utilization
      --------------------------

      FINOVA will set aside up to $500,000.00 of Farmstead's line of credit. This portion of the Line of Credit will be used to finance Borrower's open account inventory purchases (Non-FINOVA Inventory Line - Other Eligible Inventory).

C.    Non-FINOVA Inventory Line - Other Eligible Inventory
      ----------------------------------------------------

FINOVA will finance other Eligible Inventory as follows:

*     Repayment terms shall be 1/2 30, 1/2 60 from the advance date;
*     Rate of Prime plus 1.5 percent (1.5%) per annum ADB from advance date;
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*     Advances shall be in FINOVA's sole discretion and shall be made directly to Farmstead on a per invoice basis upon FINOVA's receipt of all appropriate support documentation;
* Advance rate shall be up to 50 percent (50%) of the wholesale value of the invoice;
* FINOVA reserves the right to approve vendors for advances on Other Eligible inventory;
* There shall be a per advance transaction fee equivalent to 0.10 percent (0.1%) of invoice amount;
* Acceptability of Other Eligible Inventory to be determined by pre-funding audit;
*     No minimum balance requirement.

D.    Duration of Line of Credit
      --------------------------

      The term of the Line of Credit shall continue through April 30, 2000 ("Expiration") at which time the Line of Credit shall terminate and expire. FINOVA will annually review the line for renewal based on our receipt and satisfactory review of your next fiscal year end financial statement. FINOVA may, in its sole and absolute discretion extend the Line of Credit for such additional periods of time and under such terms and conditions as FINOVA determines to be appropriate. No advances will be made by FINOVA until FINOVA actually receives executed copies of any and all documentation required by FINOVA.

E.    Early Termination
      -----------------

      The Line of Credit may be terminated by FINOVA at any time prior to the Expiration specified above if:

      1. The Borrower fails to execute and/or deliver any and all financing documents required by FINOVA, which financing documents shall include, but shall not be limited to, a Dealer Loan Security Agreement, Certificate of Corporate Borrowing Resolutions, and a UCC-1 broad lien on all assets.
      2. The Borrower is in breach of any of the provisions of any of the financing documents required by FINOVA, or is in default under any such document.
      3. There has occurred any adverse change in the financial condition, structure, ownership, or business prospects of the Borrower (or any guarantor of the Borrower's indebtedness to FINOVA), or if FINOVA shall learn of any misrepresentation or omission of a fact or circumstance by the Borrower (or any guarantor of the Borrower's indebtedness to FINOVA) which FINOVA deems to be material. The Borrower and all Guarantors shall be obligated to notify FINOVA Capital Corporation in writing of any change in either their financial condition, structure, ownership, or business prospects.
      4. There is any transfer, distribution, loan, or payment of money or property to any affiliate or principal, except as immediately follows:
            * Farmstead Telephone Group, Inc. may engage in transactions with affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to FINOVA and which are no less favorable to borrower than would be obtainable in a comparable transaction with an entity that is not an affiliate.
      5. The Borrower is in breach of any of the Conditions as set forth by FINOVA, and itemized below.

F.    Recurring Conditions:
      ---------------------

      1.    Collateral Covenants:

            a) Eligible Collateral coverage equivalent to 150% of the FINOVA outstandings. Available collateral shall be determined by and include 80% of eligible Account Receivable, 100% of eligible FINOVA floorplanned inventory [new], 75% of eligible non-FINOVA inventory [new], & 30% eligible inventory [other] after deduction of senior liens.
            b) In the case where FINOVA would be advancing on the non-FINOVA Inventory Line (Other Eligible Inventory), eligible collateral coverage must be equivalent to 200%.

                  * In the event of a collateral shortfall, an immediate paydown shall be required.

      2.    Financial Covenants:

            a) Tangible Net Worth is to be greater than, or equal to, $5,000,000.00.
            b) Leverage Ratio (Debt to Tangible Capital Funds) is not to exceed 2 to 1.

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      3.    Reporting Requirements:

            a) Monthly collateral reports of Accounts Receivable, Accounts Payable, and Inventory valuation reports are to be provided within 15 business days after the end of each month. These may be provided in summary at the end-user level and should be provided for all locations aged-out in 30-day increments.
            b)    Monthly Borrowing Base to accompany collateral reports.
            c) Monthly internally prepared Financial Statements to be provided within 30 days of the end of each monthly, Quarterly IO-QSB's, and annual FYE 10-K financial statements.

      4.    Operational Requirements:

            a) Quarterly Field Examinations (Audits), at the expense of FINOVA until such time as otherwise indicated.
            b) Evidence of Casualty insurance to cover the floorplanned inventory for an amount equal to the average inventory levels accompanied by a Lender's Loss Payable clause favoring FINOVA Capital Corporation.

G.    Current Conditions:
      -------------------

      1. Conversion of all required documentation from our predecessor, AT&T Capital Corporation to that of our current name, FINOVA Capital Corporation (including, but not limited to: Dealer Loan Security Agreement, Corporate Borrowing Resolutions, Insurance Authorization, Credit Release Authorization, Y2K Survey, Landlord Waiver, UCC assignments, & Intercreditor assignments).
      2.    Completion of the Y2K survey provided by FINOVA.
      3. Conversion of Intercreditor document with First Union [formerly Affiliated Business Credit] to amend our corporate name change from AT&T to FNV.
      4. Affiliate Confirmations to be verified in writing by Farmstead Telephone Group, Inc.:
            * That Cobotyx was never a separate entity from Farmstead, simply a division thereof and that it has since been closed and merged back-into the main operations of FTG.
            * That Farmstead is currently negotiating selling off the affiliate, "Telesolutions" [40% ownership], to other partner.
            * That affiliate [50% owned], "Beijing Antai Communications", has been inactive & since written-off the books of FTG.
            * That "FTG Venture Corp." is only a shell company that was formed to hold FAMS, which has since been liquidated; hence inactive.
      5.    Satisfactory credit references.
      6. 12/31/98 draft Fiscal year-end Financials & 12/31/98 10-K financial statements.
      7. 2/28/99 collateral reports of Accounts Receivable, Accounts Payable, and Inventory valuation along with Bank's 2/28/99 Borrowing Base Certificate.

H.    No Assignment
      -------------
      This commitment may not be assigned by the Borrower without the prior written consent of FINOVA, which consent shall be granted or withheld in the sole and absolute discretion of FINOVA.

We look forward to a continuing relationship!

Respectfully,
Mitchell J. Reaver
Account Executive
Distribution & Channel Finance

                                       Accepted:  /s/ Robert G. LaVigne
                                                 ----------------------
                                                 (Name)

                                                 Exec. V.P. & CFO
                                                 ----------------
                                                 (Title)

                                                 4-23-99
                                                 -------
                                                 (Date)

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